EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of our report dated February 12, 1998, except as to the poolings of interests described in Note 2 which are as of August 31, 1998, relating to the consolidated financial statements of Anchor Financial Corporation, which report is included on page 1 of Anchor Financial Corporation's Current Report on Form 8-K dated January 29, 1999, and our report dated February 12, 1998, which appears on page 25 of Anchor Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP

Columbia, South Carolina
February 3, 1999